Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169957 on Form S-8 of our reports dated September 13, 2018, relating to the consolidated financial statements of National American University Holdings, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended May 31, 2018.

/s/ Deloitte & Touche LLP

Minneapolis, MN
September 13, 2018